Exhibit 99.1

ChinaCast Education Reports First Quarter 2011 Financial Results

-- Total revenues increased 43% to $22.8 million
-- Adjusted net income (non-GAAP) increased 24% to $7.8 million
-- Adjusted diluted EPS (non-GAAP) of $0.16
-- Adjusted EBITDA (non-GAAP) increased 40% to $13.3 million
-- Share buy-back to commence on May 12

BEIJING, May 10, 2011 /PRNewswire-Asia-FirstCall/ -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GS:CAST), a leading for-profit, post-secondary and e-learning services provider in China, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights (1) :

•	Total revenues increased 43% to $22.8 million

•	Gross profit for the quarter increased 48% to $13.1; Gross profit margin for the quarter was 58%

•	Operating income increased 45% to $8.8 million; Operating income margin was 39%

•	Net income increased 24% to $5.7 million; Net income margin was 25%

•	Diluted EPS of $0.11

•	Adjusted net income (non-GAAP) increased 24% to $7.8 million; Adjusted net income (non-GAAP) margin was 34%

•	Adjusted diluted EPS (non-GAAP) of $0.16

•	Adjusted EBITDA (non-GAAP) increased 40% to $13.3 million; Adjusted EBITDA margin (non-GAAP) was 58%

•	Cash, cash equivalents and term deposits were $141.2 million

•	Total equity was $276.0 million or $5.50 per share

"We continue to execute according to plan as both our universities and e-learning services are driving growth across our platform. We believe that the acquisition of Hubei Industrial University Business College ("HIUBC"), the launching of our China University of Petroleum e-learning joint venture, along with enrollment and tuition increases across our existing universities are providing positive momentum," commented Ron Chan, Chairman and Chief Executive Officer.

"With our total on campus university student enrollment now over 32,000 and our e-learning students numbering over 144,000, we expect the continued high demand for quality post-secondary degree programs in China to drive earnings growth. We also anticipate our international degree programs to augment revenue growth for 2011 driven by the demand for Chinese students seeking global education opportunities.  According to the Ministry of Education, the number of Chinese students studying overseas has increased by 25.8% every year on average since 1978 with the number of students reaching 284,700 in 2010."

"The first quarter has clearly been challenging for us as a public company and I am pleased that in spite of attacks by short-sellers we were able to maintain focus and achieve record results.  We have diligently worked to effectively communicate with all of our shareholders and believe that the facts have culminated into meaningful support.  The confirmation comes in the form of significant purchases by board members as well as loyal long-term shareholders. In addition, as we commence our $50 million corporate share buyback we believe that allocating capital at these compelling valuations will enable us to accelerate earnings per share growth during the coming year.  We will continue to focus on growing and enhancing our existing educational businesses organically as well as via acquisitions (and, also, shrink our common shares outstanding) for the balance of 2011 and beyond.  We thank our long-term shareholders for their loyalty and support."

Added Antonio Sena, Chief Financial Officer, "Organic growth complemented by the acquisition of HIUBC enabled us to deliver 40% growth in adjusted EBITDA to $13.3 million and adjusted EPS of $0.16 for the quarter, as margins remained solid despite an increase in our effective tax rate.  As our revenues and operations have grown significantly over the years, we have added more resources at the corporate level to continue to improve internal controls.  We believe our $141.2 million cash balance at quarter's end puts us in a strong position to both execute our share buyback plan as well as to be able to acquire additional accredited universities as opportunities arise."

First Quarter 2011 Financial Results
ChinaCast is organized into two business segments, the Traditional University Group ("TUG") and the E-Learning Services Group ("ELG").  The TUG offers fully-accredited bachelor and diploma degree programs to students from three universities in China:  the Foreign Trade and Business College ("FTBC") campus in Chongqing, the Lijiang College ("LJC") campus in Guilin and Hubei Industrial University Business College in Wuhan.  The ELG encompasses the Company's E-learning education service businesses.

Total Revenues - Total revenues for the quarter increased 43% to $22.8 million from $15.9 million in the first quarter of 2010.  TUG revenue for the quarter increased 69% to $15.4 million from $9.1 million in the first quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.  TUG total student enrollment for the quarter increased to approximately 32,600 from approximately 20,400 in the first quarter of 2010.  ELG revenue for the quarter increased 7% to $7.3 million from $6.8 million in the first quarter of 2010 primarily due to the joint venture with China University of Petroleum.  ELG total number of post-secondary students enrolled in courses using the Company's distance learning platform in the quarter increased to 144,000 compared to 141,000 in the first quarter of 2010.  ELG total number of subscribing schools for K-12 distance learning services for the quarter remained stable year-over-year at 6,500.

Cost of Sales - Cost of sales for the quarter increased 36% to $9.6 million from $7.1 million in the first quarter of 2010 primarily due to the acquisition of HIUBC.

Gross Profit and Gross Margin - Gross profit for the quarter increased 48% to $13.1 million from $8.8 million in the first quarter of 2010.   Gross profit margin for the quarter was 58% compared to 55% in the first quarter of 2010.
Share - Based Compensation - Share-based compensation for the quarter decreased 53% to $0.2 million from $0.4 million in the first quarter of 2010.

Amortization of Acquired Intangible Assets - Amortization of acquired intangible assets for the quarter increased 50% to $1.9 million from $1.3 million in the first quarter of 2010 primarily due to the acquisition of HIUBC.

Operating Expenses - Operating expenses for the quarter increased 56% to $4.3 million compared to $2.8 million in the first quarter of 2010 primarily due to the acquisition of HIUBC.

Operating Income and Operating Income Margin - Operating income for the quarter increased 45% to $8.8 million compared to $6.1 million in the first quarter of 2010.  Operating income margin for the quarter was 39% compared to 38% in the first quarter of 2010.

Income Taxes - Income taxes for the quarter increased 121% to $3.2 million from $1.4 million in the first quarter of 2010 due to the increase in profit in the TUG and the increase in tax rate for the TUG from 15% to 25% after the expiration of the western development preferential policy.

Net Income and Net Income Margin - Net income attributable to the Company for the quarter increased 24% to $5.7 million from $4.6 million in the first quarter of 2010. Net income margin for the quarter was 25% compared to 29% in the first quarter of 2010 due to the increased tax accrual.

Diluted EPS - Diluted EPS for the quarter were $0.11 compared to $0.10 in the first quarter of 2010.  The weighted average number of shares used in the computation was 50,180,468 for the first quarter of 2011 and 46,312,165 for the first quarter of 2010.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share-based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the quarter increased 24% to $7.8 million from $6.3 million in the first quarter of 2010.  Adjusted net income margin (non-GAAP) for the quarter was 34% compared to 39% in the first quarter of 2010, again due to increased tax accrual.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share-based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the quarter were $0.16 compared to $0.14 in the first quarter of 2010.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA (non-GAAP) for the quarter increased 40% to $13.3 million from $9.5 million in the first quarter of 2010.  Adjusted EBITDA margin (non-GAAP) for the quarter was 58% compared to 60% in the first quarter of 2010.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits were $141.2 million as of March 31, 2011.

Total Equity - Total equity was $276.0 million or $5.50 per share.

Financial Outlook for 2011
For the full year ending December 31, 2011, the Company provides the following guidance:

•	Total net revenue will be between $94 million to $96 million (a year-on-year increase of 21% to 23%)

•
Adjusted net income excluding share-based compensation, amortization of acquired intangibles, gain on disposal of property and equipment and impairment expenses (non-GAAP) will be between $32 million to $34 million (a year-on-year increase of 18% to 25%)

•	Based on the current weighted average shares and the higher tax rate accrual used in computation, adjusted diluted EPS of between $0.64 to $0.68

•	Adjusted EBITDA excluding share-based compensation (non-GAAP) will be between $50 million to $52 million (a year-on-year increase of 20% to 25%)

This is the Company's current and preliminary view, which is subject to change.

(1) See financial tables below and the GAAP to non-GAAP reconciliation attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company's Form 10-Q for the period ended March 31, 2011, and are based on the historical exchange rate of US$1.0 = 6.8 RMB on March 31, 2010, and US$1.0 = 6.5 RMB on March 31, 2011.

Conference Call Information
ChinaCast's management team will host an earnings conference call at 8:00 am ET, Wednesday, May 11, 2011.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:	+877-303-9226
International:	+1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:
Replay Telephone Numbers:
US/Canada Toll Free:	+1-800-642-1687
International:	+1-706-645-9291
Replay Pass Code:	63076018

The replay will be available starting at 11:00 am ET, Wednesday, May 11, 2011, through 11:59 pm ET, Wednesday, May 25, 2011.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities:  The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan.  These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.
The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:

ChinaCast Education
Michael J. Santos, President-International
+1-202-361-3403
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share-related data)
			As of
	As of March 31,		December 31,
	2011	2011	2010
	US$	RMB	RMB
Assets
Current assets:
Cash and cash equivalents	48,856	317,563	244,403
Term deposits	92,308	600,000	704,000
Accounts receivable	8,083	52,537	59,420
Inventory	150	973	993
Prepaid expenses and other current assets	6,326	41,122	48,221
Amounts due from related parties	529	3,438	3,438
Deferred tax assets	335	2,178	2,972
Current portion of prepaid lease payments for land use right	613	3,986	3,986
Total current assets	157,200	1,021,797	1,067,433
Non-current deposits	1,189	7,729	7,388
Prepaid for construction projects	1,668	10,840	-
Property and equipment, net	116,473	757,075	767,926
Prepaid lease payments for land use rights - non-current	27,157	176,520	177,544
Acquired intangible assets, net	13,608	88,449	100,816
Long-term investments	462	3,000	3,000
Goodwill	119,088	774,072	774,083
Total assets	436,845	2,839,482	2,894,190
Liabilities and equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB1,563 and RMB1,635 as of March 31, 2011 and December 31, 2010, respectively)	3,227	20,974	48,602
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB15,118 and RMB17,502 as of March 31, 2011 and December 31, 2010, respectively)	39,853	259,049	279,973
Deferred revenues	25,822	167,841	262,824
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB3,209 and RMB4,844 as of March 31, 2011 and December 31, 2010, respectively)	16,074	104,479	99,461
Current portion of long-term bank borrowings (including current portion of long-term bank borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of March 31, 2011 and December 31, 2010)	26,154	170,000	170,000
Other borrowings (including other borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of March 31, 2011 and December 31, 2010)	5,231	34,000	1,500
Total current liabilities	116,361	756,343	862,360
Non-current liabilities:
Long-term bank borrowings (including long-term bank Borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of March 31, 2011 and December 31, 2010)	13,846	90,000	90,000
Deferred tax liabilities - non-current (including deferred tax liabilities - non-current of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of March 31, 2011 and December 31, 2010)	8,017	52,111	51,503
Unrecognized tax benefits - non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB5,799 and RMB5,799 as of March 31, 2011 and December 31, 2010, respectively)	18,746	121,846	109,933
Total non-current liabilities	40,609	263,957	251,436

Total liabilities	156,970	1,020,300	1,113,796
Commitments and contingencies
Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 49,778,952 and 49,778,952 shares issued and outstanding in 2011 and 2010, respectively)	6	36	36
Additional paid-in capital	232,591	1,511,842	1,510,527
Statutory reserve	7,334	47,671	47,671
Accumulated other comprehensive loss	(459)	(2,984)	(3,194)
Retained earnings	36,441	236,865	199,862

Total ChinaCast Education Corporation shareholders' equity	275,913	1,793,430	1,754,902
Noncontrolling interest	3,962	25,752	25,492

Total equity	279,875	1,819,182	1,780,394

Total liabilities and equity	436,845	2,839,482	2,894,190

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
(In thousands, except share-related data)
	For the three months ended March 31,
	2011	2011	2010
	US$	RMB	RMB
Revenues:
Service	22,761	147,948	108,330
Equipment	-	-	31

	22,761	147,948	108,361

Cost of revenues:
Service	(9,646)	(62,704)	(48,219)
Equipment	-	-	-

	(9,646)	(62,704)	(48,219)

Gross profit	13,115	85,244	60,142

Operating (expenses) income:

Selling and marketing expenses (including share-based compensation of RMB nil and RMB410 for the three months ended March 31 for 2011 and 2010, respectively)	(67)	(432)	(805)
General and administrative expenses (including share-based compensation of RMB1,315 and RMB2,480 for the three months ended March 31 for 2011 and 2010, respectively)	(4,240)	(27,560)	(17,627)

Foreign exchange gain (loss)	(32)	(207)	(303)
Other operating income	54	350	7

Total operating expenses, net	(4,285)	(27,849)	(18,728)

Income from operations	8,830	57,395	41,414
Interest income	647	4,197	2,954
Interest expense	(554)	(3,601)	(2,971)
Income before provision for income taxes and earnings in equity method investments	8,923	57,991	41,397
Provision for income taxes	(3,196)	(20,776)	(9,811)
Net income before earnings in equity investments	5,727	37,215	31,586
Loss in equity investments	-	-	(30)
Net income	5,727	37,215	31,556
Less: Net income attributable to noncontrolling interest	(33)	(212)	(434)
Net income attributable to ChinaCast Education Corporation	5,694	37,003	31,122
Net income	5,727	37,215	31,556
Foreign currency translation adjustments	40	258	214
Comprehensive income	5,767	37,473	31,770
Comprehensive income attributable to noncontrolling interest	(72)	(260)	(420)
Comprehensive income attributable to ChinaCast Education Corporation	5,727	37,213	31,350

Net income per share
Net income attributable to ChinaCast Education Corporation per share:
Basic	0.11	0.74	0.68

Diluted	0.11	0.74	0.67

Weighted average shares used in computation:
Basic	49,778,952	49,778,952	45,968,134

Diluted	50,180,468	50,180,468	46,312,165

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Unaudited)
(In thousands, except share-related data)
ChinaCast Education Corporation Shareholders
Accumulated
Additional	other
Ordinary	paid-in	Statutory	Retained	comprehensive	Noncontrolling	Total
Amount	capital	Reserve	earnings	loss	interest	Equity
Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2010	45,170,698	33	1,290,651	39,139	136,583	(6,055)	23,167	1,483,518
Issuance of shares of common stock	692,520	1	34,127	--	--	--	--	34,128
Share-based compensation	--	--	2,890	--	-	--	-	2,890
Issuance of vested shares	180,000	--	--	--	-	--	-
Net income	--	--	--	--	31,122	--	434	31,556
Foreign currency translation adjustments	--	--	--	--	--	228	(14)	214

Balance at March 31, 2010	46,043,218	34	1,327,668	39,139	167,705	(5,827)	23,587	1,552,306

US$	5	US$	195,245	US$	5,756	US$	24,663	US$	(857)	US$	3,468	US$	228,280

ChinaCast Education Corporation Shareholders
Accumulated
Additional	other
Ordinary	paid-in	Statutory	Retained	comprehensive	Noncontrolling	Total
Amount	capital	Reserve	earnings	loss	interest	Equity
Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2011	49,778,952	36	1,510,527	47,671	199,862	(3,194)	25,492	1,780,394
Share-based compensation	--	--	1,315	--	--	--	--	1,315
Net income	--	--	--	--	37,003	--	212	37,215
Foreign currency translation adjustments	--	--	--	--	--	210	48	258

Balance at March 31, 2011	49,778,952	36	1,511,842	47,671	236,865	(2,984)	25,752	1,819,182

US$	6	US$	232,591	US$	7,334	US$	36,441	US$	(459)	US$	3,962	US$	279,875

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)
	For the three months ended March 31,
	2011	2011	2010
	US$	RMB	RMB
Cash flows from operating activities:
Net income	5,725	37,215	31,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,193	14,257	10,950
Amortization of acquired intangible assets	1,903	12,367	8,618
Amortization of land use rights	158	1,024	816
Share-based compensation	202	1,315	2,890
Loss on disposal of property, plant and equipment	(88)	(570)	1
Loss in equity investments	-	-	30
Changes in assets and liabilities:
Accounts receivable	1,042	6,776	1,297
Inventory	3	21	(63)
Prepaid expenses and other current assets	1,091	7,090	601
Non-current deposits	26	169	(5,939)
Amounts due from related parties	-	-	2,950
Accounts payable	(4,250)	(27,628)	4,560
Accrued expenses and other current liabilities	(2,106)	(13,686)	(3,116)
Deferred revenues	(14,613)	(94,983)	(57,389)
Income taxes payable	772	5,018	6,284
Deferred tax assets	122	794	489
Deferred tax liabilities	94	608	(1,357)
Unrecognized tax benefits	1,833	11,913	4,034
Net cash (used in) provided by operating activities	(5,893)	(38,300)	7,212
Cash flows from investing activities:
Repayment from related party	-	-	3
Purchase of property and equipment	(2,165)	(14,074)	(23,345)
Purchase of term deposit	-	-	(43,000)
Proceeds from maturity of term deposits	16,000	104,000
Deposits for investments	(78)	(510)	(3,000)
Prepayment for construction projects	(1,668)	(10,840)	-
Net cash provided by (used in) investing activities	12,089	78,576	(69,342)

Cash flows from financing activities:
Other borrowings raised	5,231	34,000	69,000
Repayment of other borrowings	(231)	(1,500)	(200)
Bank borrowings raised	6,923	45,000	42,000
Bank borrowings repaid	(6,923)	(45,000)	(58,400)
Proceeds from issuance of shares, net of issuance costs	-	-	34,128
Net cash provided by financing activities	5,000	32,500	86,528
Effect of foreign exchange rate changes	60	384	1
Net increase(decrease) in cash and cash equivalents	11,196	72,776	24,399
Cash and cash equivalents at beginning of the period	37,600	244,403	327,628

Cash and cash equivalents at end of the period	48,856	317,563	352,028

CHINACAST EDUCATION CORPORATION Non-GAAP Figures

	3 months ended	3 months ended	Y o Y %change
	31/3/2011	31/3/2010	+/ (-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	5,693	4,577	24.38
Share-based Compensation	202	425	(52.47)
Amortization of Acquired Intangible Assets	1,903	1,267	50.20
Adjusted Net Income (non-GAAP)	7,798	6,269	24.39
Adjusted Net Margin (non-GAAP)	34.3%	39.3%
Adjusted Diluted EPS (Non-GAAP)	0.16	0.14	14.29

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	5,693	4,577	24.38
Depreciation	2,193	1,610	36.21
Amortization of Acquired Intangible Assets	1,903	1,267	50.20
Amortization of Land Use Rights	158	120	31.67
Share-based Compensation	202	425	(52.47)
Interest Income	(646)	(434)	48.85
Interest Expense	554	437	26.77
Provision for income taxes	3,196	1,443	121.48
Earnings in equity investments	-	4	(100.00)
Net income attributable to noncontrolling interest	33	64	(48.44)
Adjusted EBITDA(non-GAAP)	13,286	9,513	39.66
Adjusted EBITDA Margin (non-GAAP)	58.4%	59.7%